Exhibit E


                                LOCK-UP AGREEMENT

          LOCK UP AGREEMENT ("Agreement"), dated as of __________, 2001, by and among Specialized Health Products International, Inc. (the "Company") and the party listed on the signature page hereto.

          WHEREAS, Galen Partners III, L.P. ("Galen") and certain other parties (each a "Purchaser" and collectively, the "Purchasers") propose to enter into a Series A Preferred Stock Purchase Agreement (the "Purchase Agreement") with the Company, providing for the purchase by the Purchasers of Series A Preferred Stock ("Preferred Stock") of the Company (the "Private Offering"); and

         WHEREAS, the Purchasers and the current officers and directors of the Company (each, an "Affiliated Party") have agreed to enter into this Agreement as a condition of the Private Offering.

          NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

          For a period of two years from the First Closing as defined in the Purchase Agreement (the "Lock-up Period"), the undersigned will not, without the prior written consent of Galen (if such undersigned is an Affiliated Party), or the Company (if such undersigned is a Purchaser), directly or indirectly, offer for sale, sell, pledge, contract to sell, hypothecate or otherwise dispose of or transfer (x) any of the Common Stock which the undersigned may own beneficially or of record ("Owned Common Stock") if such undersigned is an Affiliated Party, or (y) any Owned Common Stock or any of the Preferred Stock (or any Common Stock received upon conversion or exchange of the Preferred Stock) which the undersigned may own beneficially or of record ("Owned Preferred Stock") if such undersigned is an Purchaser.

          Notwithstanding the foregoing, the undersigned may transfer any or all of the Owned Common Stock or Owned Preferred Stock, as the case may be, by gift, will or intestacy; provided, however, that in any such case it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Owned Common Stock or Owned Preferred Stock subject to the provisions of this Agreement, and there shall be no further transfer of such Owned Common Stock or Owned Preferred Stock except in accordance with this Agreement.

          The undersigned agrees that the Company may, and that the undersigned will, (i) with respect to any shares of Owned Common Stock or Owned Preferred Stock for which the undersigned is the record holder, cause the transfer agent for the Company to note stop transfer instructions with respect to such shares of Owned Common Stock or Owned Preferred Stock on the transfer books and records of the transfer agent or the Company, as applicable, and (ii) with respect to any shares of Owned Common Stock or Owned Preferred Stock for which the undersigned is the beneficial holder but not the record holder, cause the record holder of such shares of Owned Common Stock or Owned Preferred Stock to cause the transfer agent for the Company to note stop


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transfer instructions with respect to such shares of Owned Common Stock or Owned
Preferred Stock on the transfer books and records of the transfer agent or the Company, as applicable.

          The undersigned understands that the parties to the Purchase Agreement will proceed with the Private Offering in reliance on this Lock-up Agreement.

          The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Agreement. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

          IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first written above.

SPECIALIZED HEALTH PRODUCTS INTERNATIONAL, INC.

By:  _____________________________________
       Name:
       Title:


Stockholder:  _______________________
(please print)

By:__________________________________
(signature)
Print Name: _________________________

Print Title: ________________________



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